Exhibit 99.2

THIS OPTION AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

CORUS PHARMA, INC.

2001 STOCK PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is entered into between Corus Pharma, Inc., a Delaware corporation (“Company”), and the Optionee (“you”) named in the Stock Option Grant Notice accompanying this Agreement (“Grant Notice”), and sets forth the terms and conditions of the Company’s grant to you of an option to purchase the shares of the Company’s common stock pursuant to the Corus Pharma, Inc. 2001 Stock Plan (“Plan”).

The details of your option are as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

2. Option Grant. The Company has granted you an option to purchase the number of Shares at the Exercise Price specified in your Grant Notice on the terms and conditions specified in the Grant Notice, this Agreement and the Plan.

3. Vesting. Subject to the limitations contained in this Agreement, your option will vest as specified in your Grant Notice, provided that vesting will cease upon the termination of your Service (unless otherwise indicated in your Grant Notice or in this Agreement).

4. Exercise Prior to Vesting. If the Exercise Schedule specified in the Grant Notice permits early exercise, you may, subject to the provisions of this Agreement, elect to exercise all or part of your option, including the unvested portion of your option, at any time that is during both the period of your Service and the term of your option; provided, however, that:

(a) A partial exercise of your option shall be deemed first to cover vested Shares and then the earliest vesting installment of unvested Shares;

(b) Any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to a right of the Company to repurchase such Shares on the following terms (together with such other terms and conditions relating thereto as may be set forth in the stock purchase agreement you must enter into in connection with your exercise of your option): (1) the purchase price per share for the unvested Shares being repurchased shall be equal to the lesser of the Fair Market Value thereof (determined at the time of repurchase) or the original Exercise Price (as may be adjusted from time to time pursuant to Section 14 below); and (2) the right of repurchase shall lapse on the same vesting schedule set forth in the Grant Notice (such that it will result in the same vesting as if no early exercise had occurred); and

(c) If your option is an incentive stock option (“ISO”), then, as provided in the Plan, to the extent that the Fair Market Value (determined at the time of grant) of the Shares with respect to which your option (plus all other ISOs you then hold) are exercisable for the first time by you during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Options.

5. Exercise.

5.1 You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a completed and signed notice of exercise in the form attached hereto (“Notice of Exercise”), together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate from time to time, during regular business hours, together with such additional documents as the Company may then require, including, without limitation, a stock purchase agreement in form and substance satisfactory to the Company.

5.2 By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (a) the exercise of your option, (b) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (c) the disposition of shares of Common Stock acquired upon such exercise.

5.3 You may exercise your option only for whole Shares in increments of ten (10) shares.

5.4 If your option is an ISO, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

6. Method of Payment. In accordance with Section 7 of the Plan, payment of the Exercise Price is due in full upon exercise of all or any part of your option. You may elect to make payment of the Exercise Price by any of the following methods (to the extent permitted by the Plan):

6.1 Cash Payment. In cash or by check.

6.2 Cashless Exercise by Sale/Pledge. If permitted by the Company in its sole discretion at the time of exercise, and if the Stock is publicly traded, payment may be made all or in part by the delivery of (a) an irrevocable direction (on a form prescribed by the Company) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes, or

(b) an irrevocable direction (on a form prescribed by the Company) to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.3 Surrender of Stock. All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Stock you already own free and clear of any liens, claims, encumbrances or security interests. Such Stock shall be surrendered to the Company in form approved by the Company for transfer and shall be valued at the Fair Market Value thereof on the date the option is exercised. Notwithstanding the foregoing, you may not surrender, or attest to the ownership of, shares in payment of the Exercise Price if such action (a) would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the option for financial reporting purposes or (b) would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s securities.

6.4 Promissory Note. If so approved by the Company, all or any part of the Exercise Price may be paid with a full-recourse promissory note (in form and substance satisfactory to the Company) as provided in Section 7.4 of the Plan. Such promissory note shall include and/or be subject to the following terms (in addition to any other terms the Company deems necessary or advisable):

(a) Not less than one hundred percent (100%) of the aggregate Exercise Price for all Shares being purchased, plus accrued interest, shall be due at a specified date following exercise or, at the Company’s election, upon termination of your Service or on a specified date after the termination of your Service;

(b) Interest shall be compounded at least annually and the interest rate payable shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code;

(c) At any time that the Company is incorporated in Delaware, you shall pay to the Company in cash at the time of exercise (and in no event may such payment be deferred) the “par value” of the Shares, as defined in the Delaware General Corporation Law; and

(d) You must (1) indicate in the Notice of Exercise your election to pay the Exercise Price with a full-recourse promissory note, (2) execute and deliver to the Company, in addition to a promissory note, a security agreement (in form and substance satisfactory to the Company) covering the Shares purchased to secure the payment of the deferred Exercise Price to the Company, and (3) execute and deliver to the Company such additional documentation as the Company may request.

7. Withholding Obligations.

7.1 At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize the Company to withhold from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant Section 6.2 above to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Parent or Subsidiary, if any, which arise in connection with your option.

7.2 Upon your request and subject to the Company’s approval, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your option a number of Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld under applicable tax laws. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, withholding Shares pursuant to this Section 7.2 shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code covering the aggregate number of Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, Shares shall be withheld solely from fully vested Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

7.3 You may not exercise your option unless the tax withholding obligations of the Company and/or any Parent or Subsidiary are satisfied in full. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such Shares.

8. Term. Subject to applicable vesting terms, you may only exercise your option after the commencement of its term and before its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) The Expiration Date indicated in your Grant Notice;

(b) The day before the tenth (10th) anniversary of the Date of Grant;

(c) Three (3) months after the termination of your Service for any reason other than your Retirement (as defined below), Disability (as defined below) or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the conditions set forth in Section 12 below, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Service;

(d) Thirty-six (36) months after the termination of your Service due to your Disability;

(e) Thirty-six (36) months after your death if you die either during your Service or within three (3) months after your Service terminates; or

(f) Thirty-six (36) months after your Retirement.

For purposes of this Agreement, “Retirement” shall be defined as termination of Service after having attained age fifty (50) and having attained at least five (5) years aggregate Service tenure with the Company (leaves of absence shall not be counted toward Service tenure for the purpose of determining your aggregate Service tenure), and “Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a minimum of two years.

9. Notice Concerning ISO Treatment. If this option is designated as an ISO in the Grant Notice, it ceases to qualify for favorable tax treatment as an ISO to the extent it is exercised (a) more than three (3) months after the date you cease to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (b) more than twelve (12) months after the date you cease to be an Employee by reason of such death or permanent and total disability, or (c) after you have been on a leave of absence for more than ninety (90) days, unless your reemployment rights are guaranteed by statute or by contract.

10. Change in Control. In the event of a Change in Control (as defined in Section 12.5 of the Plan), your option shall accelerate consistent with the terms of Sections 6.6 and 6.12 of the Plan and become exercisable in full if:

(a) The Company is subject to a Change in Control before your Service terminates and you are subject to an Involuntary Termination (as defined in Section 12.13 of the Plan) within 12 months following such Change in Control; or

(b) The acquiring company (or its parent) does not assume the Plan and your options or substitutes your options with options of the acquiring company (or its parent) that are economically equivalent.

11. Transferability. You may not transfer this option or the rights and privileges conferred hereby other than by beneficiary designation (subject to your delivery of written notice to the Company, in a form satisfactory to the Company, specifying such beneficiary), will or the laws of descent and distribution. Subject to applicable vesting and exercise terms in this Agreement, your option may be exercised during your lifetime only by you, your guardian or your legal representative. Neither this option nor any interest herein may be transferred, assigned, pledged or hypothecated by you during your lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

12. Securities Law Compliance. No Shares shall be issued upon exercise of this option unless and until the Company has determined that (a) you and the Company have taken any actions required to register the Shares under the Securities Act or to qualify for and perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange or other securities market on which Stock is listed has been satisfied; and (c) any other provision of applicable state or federal law has been satisfied.

13. No Registration Rights. The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

14. Adjustment of Shares. In the event of any transaction described in Section 8.1 of the Plan, the terms of this option (including, without limitation, the number and kind of Shares subject to this option and the Exercise Price) shall be adjusted as set forth in Section 8.1 of the Plan.

15. Rights as Stockholder. Neither you nor your representative shall have any rights as a stockholder with respect to any Shares issuable upon exercise of this option until you (or your guardian or legal representative) become entitled to receive such Shares by filing a Notice of Exercise and paying the aggregate Exercise Price for Shares being purchased as provided in this Agreement.

16. No Retention Rights. Nothing in this Agreement or the Plan shall confer upon you any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Parent or Subsidiary employing or retaining you (or their respective boards of directors, officers, employees or stockholders), or your rights to terminate your Service at any time and for any reason, with or without cause.

17. Notices. All notices and other communications required under this Agreement shall be in writing. Unless and until you are notified in writing to the contrary, all notices, communications and documents intended for the Company relating to this Agreement shall be delivered by hand or mailed to the Company at the following address:

Corus Pharma, Inc.

2025 1st Avenue, Suite 800

Seattle, WA 98121

Attention: Chief Executive Officer

Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for you relating to your option, this Agreement or the Plan shall be delivered or mailed to you at your last known address as shown on the Company’s books. The mailing of any notices, communications and documents under this Section 17 shall be made through first-class mail with appropriate postage thereon prepaid. Notices, communications and documents directed to a party in accordance with this Section 17 shall be deemed received (a) when actually received, if delivered by hand, or (b) two (2) business days after mailing, if mailed.

18. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations promulgated and adopted pursuant to the Plan from time to time. The provisions of the Plan shall control in the event of any conflict between the provisions of the Plan and this Agreement.

19. Entire Agreement. The Grant Notice, this Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any other agreement, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof or thereof.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, excluding those laws that direct the application of the laws of another jurisdiction. This Agreement is not, nor is it intended to be, governed by the Employee Retirement Income Security Act of 1974, as amended, or by Code Section 401(a).

NOTICE OF EXERCISE

CORUS PHARMA, INC.

2025 1st Avenue, Suite 800

Seattle, WA 98121

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares (the “Purchased Shares”) for the price set forth below.

Type of option (check one):	_____/ ISO ____/ Nonstatutory Option

Date of Stock Option:	_________________________

Number of Purchased Shares:	_________________________

Certificates to be Issued in the Name of:	_________________________

Total Exercise Price	$_________________________

Cash Payment Delivered Herewith:	$_________________________

Promissory Note delivered herewith (only applicable if approved by the Company):	$_________________________

Fair Market Value of shares of Stock delivered herewith:	$_________________________

By this exercise, the undersigned Optionee (and Optionee’s spouse, if Optionee is married) agree(s) (i) to provide and/or execute and deliver to the Company such additional documents as the Company may require pursuant to the terms of the Corus Pharma, Inc. 2001 Stock Plan (the “Plan”), including, without limitation, a stock purchase agreement in form and substance satisfactory to the Company, (ii) to provide for the payment by me to the Company (in the manner designated by me as permitted under the Plan and my option agreement) of my withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option (“ISO”), to notify the Company in writing prior to any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

Very truly yours,

Signature of Optionee	Date	Signature of Optionee’s Spouse	Date